Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners, LP Announces $231 Million Midland Basin Acquisition in Cash and Unit Transaction1

Oil and natural gas royalty interests located under the prolific Mabee Ranch in the Core of the Midland Basin on over 68,000 gross acres

HIGHLIGHTS

●	Expected to be immediately accretive to distributable cash flow per unit, with estimated acceleration of accretion over the next 5 years
●	Targeted oil and natural gas mineral and royalty interests located under the prolific Mabee Ranch in the core of the Midland Basin, with approximately 875 gross producing wells on over 68,000 gross acres
●	World-class E&P operators, including ConocoPhillips, Diamondback Energy and ExxonMobil
●	Anticipated 2025 average production of approximately 1,842 Boe per day (60% oil, 17% natural gas, 23% NGL), generating an estimated $30.9 million of cash flow at strip pricing as of January 3, 2025 (reflects transaction multiple of approximately 7.5x)[2]
●	Expected to increase daily production by approximately 8% and expected to decrease cash G&A per Boe by approximately 7%[3]
●	Expected to add 1.22 net DUCs and net permitted locations (“net wells”), an approximate 16% increase in Kimbell’s current major net well line of site inventory
●	Following the transaction, Kimbell expects net wells needed to maintain flat production to modestly increase from 5.8 net wells to 6.5 net wells
●	In addition to net wells, the Seller portfolio is expected to add an estimated 6.06 net upside locations, increasing Kimbell’s major net undrilled Permian inventory by approximately 19%
●	Builds upon existing Permian Basin position, which remains Kimbell’s leading basin in terms of production, active rig count, DUCs, permits and undrilled inventory
●	Maintains conservative balance sheet metrics with expected pro forma net leverage of approximately 1.0x following transaction close[4]

1 Purchase price and related valuation metrics reflect Kimbell’s $16.45 per unit closing price as of 1/03/2025.

2 Illustrative cash flow multiple based on expected Q1’25 through Q4’25 production and average realized cash margin of $45.90 per Boe. Net realized crude oil, natural gas and NGL prices to calculate cash margin $71.18, $1.83 and $20.63, respectively.

3 Based on Q4 2024 run-rate daily production of Seller of 1,842 Boe/d (6:1), Kimbell’s Q3 2024 run-rate average daily production of 23,846 Boe/d (6:1), and Kimbell’s Q3 2024 cash G&A of $2.57 per Boe.

4 Net leverage defined as net debt / TTM consolidated Adjusted EBITDA.

Kimbell Royalty Partners, LP – News Release

FORT WORTH, Texas, January 7, 2025 – Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in approximately 17 million gross acres in 28 states, today announced that it has agreed to acquire mineral and royalty interests (the “acquired assets”) held by a private seller (“Seller”) in a cash and unit transaction valued at approximately $231 million, subject to purchase price adjustments and other customary closing adjustments (the “Acquisition”). Under the purchase agreement, Kimbell has the option to pay the consideration entirely in cash or through a combination of $207 million in cash (approximately 90% of the total consideration) and approximately 1.4 million common units of Kimbell Royalty Partners, LP, which are valued at $24 million (approximately 10% of the total consideration). The final mix of funding will be determined at closing.

Kimbell estimates that, as of October 1, 2024, the acquired assets produce approximately 1,842 Boe/d (1,125 Bbl/d of oil, 410 Bbl/d of NGLs, and 1,842 Mcf/d of natural gas) (6:1).5 For the full year 2025, Kimbell estimates that the acquired assets will produce approximately 1,842 Boe/d (1,104 Bbl/d of oil, 424 Bbl/d of NGLs, and 1,881 Mcf/d of natural gas) (6:1). The acquired acreage is located on the historic Mabee Ranch in the Midland Basin, with oil and gas minerals and royalty interests concentrated in Martin County (63%) and Andrews County (37%). The Board of Directors of Kimbell’s general partner and the governing body of Seller have each approved the Acquisition, which is expected to close in the first quarter of 2025, subject to customary closing conditions. The effective date of the Acquisition is expected to be October 1, 2024.

Bob Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, said, “the acquired assets are located on one of the largest family-owned tracts in the heart of the Midland Basin, and enhance Kimbell’s Permian footprint with excellent reservoir quality, near-term cash flow and long-term production growth. Headlined by PDP production from approximately 875 gross producing wells, excellent rig activity and line of sight wells, premier E&P operators, and substantial undeveloped drilling inventory, the Acquisition is expected to be immediately accretive to distributable cash flow per unit, with accelerated accretion anticipated in future years. Thanks to the Kimbell team, and our advisors, for working diligently to consummate this mutually beneficial transaction.”

Asset Highlights: Acquisition offers Kimbell unitholders world-class exposure to the Midland Basin

●	Oil and gas mineral and royalty interests located under the prolific Mabee Ranch, with approximately 869 Net Royalty Acres[6] spanning 68,049 gross acres

✓	High interest position with 1.2% average DSU Net Revenue Interest

✓	Management estimates 11.5 MMBoe in total proved reserves, reflecting a purchase price of approximately $20.13 per total proved Boe

✓	Expected to strengthen Kimbell’s liquids weighting from 48% of daily production mix as of Q3 2024 to 51% of combined daily production mix

✓	Following the transaction, Kimbell expects to maintain peer-leading five-year PDP decline rate of approximately 14%

5 Shown on 6:1 basis. Based on estimated Q4 2024 run-rate average daily production for the acquired assets as of October 1, 2024, the effective date of the transaction.

6 6,953 Net Royalty Acres normalized to 1/8th.

Kimbell Royalty Partners, LP – News Release

●	Clear line of sight on development and production growth in future years supported by 76 gross / 0.95 net DUCs, 21 gross / 0.27 net permitted locations, and compelling undrilled inventory

✓	Expected to increase Kimbell’s total net DUC / net permitted location inventory by 16% to 9.06 net wells

✓	Expected to increase Kimbell’s Permian Basin net DUC / net permitted location inventory by 28% to 5.55 net wells

✓	Estimated 513 gross / 6.06 net upside locations expected to increase Kimbell’s total major net drilling inventory by 8%, and to increase Kimbell’s major net drilling inventory in the Permian Basin by 19%

●	Attractive growth profile in future years supported by superior rock quality and robust oil in place, consistent rig activity and premier E&P operators

✓	875 gross producing wells operated by Tier 1 E&P operators including ConocoPhillips, Diamondback and ExxonMobil

✓	ConocoPhillips has continuous drilling clause ensuring development

✓	Top tier Midland Basin rock quality with stacked pay development in up to six economic reservoirs spanning from Middle Spraberry to Barnett

✓	2 rigs actively drilling on Seller acreage as of September 30, 2024

Kimbell Continues Its Role as a Leading Consolidator in the U.S. Oil and Gas Royalty Sector

Assuming the Acquisition is consummated as described in this news release, Kimbell is expected to have over 17 million gross acres, over 130,000 gross wells and a total of 92 active rigs on its properties, which represents approximately 16%7 of the total active land rigs drilling in the continental United States. In addition, over 97% of all rigs in the continental United States are located in counties where Kimbell is expected to hold mineral interest positions following the consummation of the Acquisition.

Advisors

Citigroup served as exclusive financial advisor and White & Case LLP acted as legal counsel to Kimbell. TPH&Co., the energy business of Perella Weinberg Partners, served as exclusive financial advisor and MLT Aikins LLP and Vinson & Elkins LP served as legal advisor to Seller.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and gas mineral and royalty company based in Fort Worth, Texas. Kimbell owns mineral and royalty interests in approximately 17 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 129,000 gross wells with over 50,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

7 Based on Kimbell rig count of 90 and Seller rig count of 2 as of 9/30/2024, and Baker Hughes U.S. land rig count of 567 as of 9/27/2024.

Kimbell Royalty Partners, LP – News Release

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, the expected timing of the closing of the Acquisition, and reserves, production and other operational data with respect to the Acquisition, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquisition assets; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business and prospects for growth and acquisitions. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600